UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 6, 2016

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On April 6, 2016, the Board of Directors (the “Board”) of Twitter, Inc. (“Twitter”) appointed Hugh Johnston and Martha Lane Fox to serve as members of the Board, effective immediately. Mr. Johnston and Ms. Lane Fox will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2016 and 2018, respectively. The Board appointed Mr. Johnston to the Audit Committee and, effective following Twitter’s 2016 annual meeting of stockholders, as chair of the Audit Committee.

Mr. Johnston, age 54, has been Vice Chairman and Chief Financial Officer of PepsiCo, Inc., a global food and beverage company, since July 2015 and March 2010, respectively. Mr. Johnston served as Executive Vice President at PepsiCo from March 2010 to July 2015.  He joined PepsiCo in 1987 and has held a number of increasing leadership roles, including Executive Vice President, Global Operations from 2009 to 2010 and President, Pepsi-Cola North America Beverages from 2007 to 2009. Mr. Johnston left PepsiCo, Inc. from August 1999 through March 2002 to pursue a general management role as Vice President, Retail at Merck Medco, leading the company’s retail pharmacy card business.  Mr. Johnston served on the board of directors of AOL Inc., a global media technology company, from October 2012 to June 2015.  Mr. Johnston holds a B.S. from Syracuse University and an M.B.A. from the University of Chicago.

Ms. Lane Fox, age 43, was the co-founder and managing director of lastminute.com, a travel and leisure website, from 1998 to 2003, and remained on the board of directors until 2005.  Since August 2005, Ms. Lane Fox has served as the founder and chairperson of Lucky Voice, a private karaoke company, and since September 2012 as the chairperson of MakieLab, a 3D printing and game company.  Since March 2013, Ms. Lane Fox has served as a crossbench peer in the United Kingdom House of Lords.  Since September 2015, Ms. Lane Fox has served as the founder and chair of doteveryone.org.uk, an organization advancing the understanding and use of Internet enabled technologies, and in September 2014 was appointed Chancellor of Open University.  From July 2007 to April 2015, Ms. Lane Fox served on the board of directors of Marks & Spencer, a retail company, and has served on various private company boards.  Ms. Lane Fox holds a B.A. in Ancient History and Modern History from University of Oxford.

In accordance with Twitter’s Outside Director Compensation Policy, which was described in Twitter’s proxy statement for its 2015 annual meeting of stockholders, Mr. Johnston and Ms. Lane Fox are entitled to cash and equity compensation for service on the Board and its committees. Mr. Johnston and Ms. Lane Fox each executed Twitter’s standard form of indemnification agreement.

There are no arrangements or understandings between either of Mr. Johnston and Ms. Lane Fox and any other persons pursuant to which he or she was selected as a member of the Board. There are also no family relationships between either of Mr. Johnston and Ms. Lane Fox and any director or executive officer of the Company and he and she have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

At their requests, Peter Currie and Peter Chernin, who have terms expiring at the 2016 annual meeting of stockholders, were not considered by the Nominating and Corporate Governance Committee and the Board for re-election. Messrs. Chernin and Currie will remain on the Board until the conclusion of the annual meeting.

Compensatory Arrangements

On April 7, 2016, the Compensation Committee of the Board (the “Committee”) granted Anthony Noto, Chief Financial Officer, 22,500 Performance Based Restricted Stock Units (“PRSUs”), at target levels, and 318,750 Restricted Stock Units (“RSUs”) as compensation for taking on additional responsibilities and to bring Mr. Noto’s total targeted direct compensation to levels similar to certain Chief Financial Officers in Twitter’s peer group.

Subject to the terms of Twitter’s 2013 Equity Incentive Plan (the “Plan”), the PRSUs are eligible to vest based upon Twitter’s achievement of certain performance targets in 2016 that have been set by the Committee, so long as Mr. Noto is continuously employed by Twitter. In the first quarter of 2017, the Committee will assess achievement of the 2016 performance targets.  Going forward, like with other executives, the Committee will begin to phase in additional performance-based equity compensation for Mr. Noto to further tie executive compensation with the performance of the company.  The Committee currently expects to shift the proportion of equity compensation over time from solely time-based compensation towards a combination of time-based and performance-based equity compensation.

Subject to the terms of the Plan, 52,500 RSUs will start to vest on May 1, 2016, 7,500 RSUs will start to vest on February 1, 2017, 33,750 RSUs will start to vest on February 1, 2018, and 225,000 RSUs will start to vest on February 1, 2019, in each case so long as Mr. Noto is continuously employed by Twitter.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Form of Indemnification Agreement between the Company and each of its directors and executive officers.

* Incorporated by reference to Exhibit 10.1 filed with the Company’s Registration Statement on Form S-1 (File No. 333-191552), filed with the Securities and Exchange Commission on October 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel & Secretary

Date:  April 8, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Form of Indemnification Agreement between the Company and each of its directors and executive officers.

* Incorporated by reference to Exhibit 10.1 filed with the Company’s Registration Statement on Form S-1 (File No. 333-191552), filed with the Securities and Exchange Commission on October 3, 2013.